INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 811-10401 of Zodiac Trust on Form N-1A of our report dated October 17, 2003, appearing in the annual report to shareholders of Conning Money Market Portfolio for the year ended August 31, 2003, and to the reference to us under the heading "Independent Auditors" in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.


/s/ Deloitte & Touche LLP

Milwaukee, WI
December 19, 2003